Exhibit 99.1
NEWS CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL 2023
FISCAL 2023 FIRST QUARTER KEY FINANCIAL HIGHLIGHTS

•Revenues in the quarter were $2.48 billion, a 1% decrease compared to $2.50 billion in the prior year, driven by a $153 million, or 6%, negative impact from foreign currency fluctuations and lower Book Publishing segment revenues. Adjusted Revenues increased 3%
•Net income in the quarter was $66 million compared to $267 million in the prior year
•Total Segment EBITDA in the quarter was $350 million compared to $410 million in the prior year
•In the quarter, reported EPS were $0.07 compared to $0.33 in the prior year – Adjusted EPS were $0.12 compared to $0.23 in the prior year
•Dow Jones segment revenues and Segment EBITDA grew 16% and 19%, respectively, benefiting from recent acquisitions, continued strong growth in digital-only subscriptions, a 7th consecutive quarter of year-over-year advertising revenue growth and sustained momentum in its Risk & Compliance products
•REA Group’s residential business continued to benefit from price increases, favorable depth penetration and product mix, and growth in national listings
•At the Subscription Video Services segment, Foxtel saw its streaming revenues from Kayo and BINGE continue to offset broadcast revenue declines

NEW YORK, NY – November 8, 2022 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended September 30, 2022.

Commenting on the results, Chief Executive Robert Thomson said:

“While the macro environment is patently more volatile, the results highlight the resilience of News Corp and the potential for sustained growth and increased profitability.

Headline revenues were down one percent to $2.5 billion, but the decline was obviously a consequence of foreign currency fluctuations. On an adjusted basis, our revenues grew a healthy three percent, building on the robust results from last year.

Profitability for the quarter was $350 million, down 15 percent, although that reflects the forex headwinds and a fundamental reset by Amazon of its book inventory levels and warehouse footprint. We view neither factor as reflective of core business conditions or of our long-term potential.

Dow Jones posted its best first quarter results since its acquisition with revenues rising 16 percent and Segment EBITDA an even more impressive 19 percent, benefiting from the successful integration of OPIS and Chemical Market Analytics, strong digital advertising growth, record digital subscriptions and continued momentum at Risk & Compliance.

News Corp is building on a sturdy base. We have reported record profitability in each of the last two fiscal years and bolstered our fortunes through savvy investments and by streamlining the cost base.”

FIRST QUARTER RESULTS

The Company reported fiscal 2023 first quarter total revenues of $2.48 billion, a 1% decrease compared to $2.50 billion in the prior year period. The decline was primarily due to a $153 million, or 6%, negative impact from foreign currency fluctuations and lower revenues at the Book Publishing segment due to lower physical book sales from Amazon, partially offset by higher Dow Jones segment revenues, which includes the acquisitions of

OPIS and Chemical Market Analytics (“CMA”). Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 3%.

Net income for the quarter was $66 million, a 75% decline compared to $267 million in the prior year, primarily due to lower Other, net and lower Total Segment EBITDA, as discussed below, partially offset by lower tax expense.

The Company reported first quarter Total Segment EBITDA of $350 million, a 15% decline compared to $410 million in the prior year, primarily due to an increase in costs, partly due to inflationary pressures, lower revenues, as discussed above, and a $23 million, or 6%, negative impact from foreign currency fluctuations. Adjusted Total Segment EBITDA (as defined in Note 2) decreased 13%.

Net income per share attributable to News Corporation stockholders was $0.07 as compared to $0.33 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.12 compared to $0.23 in the prior year.

SEGMENT REVIEW

	For the three months ended September 30,
	2022	2021	% Change
	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$421	$426	(1)%
Subscription Video Services	502	510	(2)%
Dow Jones	515	444	16%
Book Publishing	487	546	(11)%
News Media	553	576	(4)%
Other	—	—	—%
Total Revenues	$2,478	$2,502	(1)%

Segment EBITDA:
Digital Real Estate Services	$119	$138	(14)%
Subscription Video Services	111	114	(3)%
Dow Jones	113	95	19%
Book Publishing	39	85	(54)%
News Media	18	34	(47)%
Other	(50)	(56)	11%
Total Segment EBITDA	$350	$410	(15)%

Digital Real Estate Services

Revenues in the quarter decreased $5 million, or 1%, compared to the prior year, reflecting a $20 million, or 5%, negative impact from foreign currency fluctuations. Segment EBITDA in the quarter decreased $19 million, or 14%, compared to the prior year, primarily due to a $9 million, or 7%, negative impact from foreign currency fluctuations and higher employee and marketing costs related to strategic investments at both Move and REA

Group, partially offset by lower broker commissions at REA Group. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) increased 3% and declined 7%, respectively.

In the quarter, revenues at REA Group increased $6 million, or 2%, to $252 million, driven by higher Australian residential revenues due to price increases, the contribution from Premiere Plus, increased depth penetration and growth in national listings. The growth was partially offset by a $20 million, or 9%, negative impact from foreign currency fluctuations and lower financial services revenues due to declines in settlement activity. Australian national residential buy listing volumes in the quarter increased 5% compared to the prior year, with listings in Melbourne up 12% and Sydney up 5%, partly due to a number of state lockdowns in the prior year.

Move’s revenues in the quarter decreased $11 million, or 6%, to $169 million, primarily as a result of lower real estate revenues, partially offset by higher advertising revenues. Real estate revenues, which represented 84% of total Move revenues, decreased $14 million, or 9%, driven by the impact of the macroeconomic environment, including higher household interest rates, on the housing market which has led to lower lead and transaction volumes. Revenues from the traditional lead generation product and the referral model, which includes the ReadyConnect Concierge℠ product, decreased due to these factors, partially offset by continued improvements in yield at Connections℠ Plus and higher home prices. The decline was also partially offset by higher sell-through of the Market VIP℠ product, a hybrid offering. The referral model generated 30% of total Move revenues in the quarter compared to 32% in the prior year. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal first quarter declined 11% year-over-year to 86 million. Lead volume declined 32%.

Subscription Video Services

Revenues of $502 million in the quarter decreased $8 million, or 2%, compared with the prior year, primarily due to a $40 million, or 8%, negative impact from foreign currency fluctuations. Adjusted Revenues of $542 million increased 6% compared to the prior year, improving from the prior quarter rate. Higher revenues from Kayo and BINGE, higher commercial revenues and an increase in advertising revenues were partially offset by the impact from fewer residential broadcast subscribers. Foxtel Group streaming subscription revenues represented approximately 25% of total circulation and subscription revenues in the quarter, as compared to 19% in the prior year.

As of September 30, 2022, Foxtel’s total closing paid subscribers were nearly 4.5 million, a 16% increase compared to the prior year, primarily due to the growth in BINGE and Kayo subscribers, partially offset by lower residential broadcast subscribers. Broadcast subscriber churn in the quarter increased slightly to 14.2% from 14.0% in the prior year. Broadcast ARPU for the quarter increased 1% year-over-year to A$83 (US$57).

	As of September 30,
	2022	2021
	(in 000's)
Broadcast Subscribers
Residential	1,439	1,605
Commercial	219	162
Streaming Subscribers (Total (Paid))
Kayo	1,270 (1,259 paid)	1,079 (1,058 paid)
BINGE	1,451 (1,342 paid)	885 (802 paid)
Foxtel Now	197 (191 paid)	239 (227 paid)

Total Subscribers, including Flash (Total (Paid))	4,605 (4,465 paid)	3,970 (3,854 paid)

Segment EBITDA in the quarter decreased $3 million, or 3%, compared with the prior year, reflecting a $9 million, or 8%, negative impact from foreign currency fluctuations. The decline also reflects higher sports programming rights costs, driven by the timing of sports events, notably in motorsports, and contractual increases, as well as higher marketing costs at BINGE. Adjusted Segment EBITDA increased 5%.

Dow Jones

Revenues in the quarter increased $71 million, or 16%, compared to the prior year, which includes $34 million and $18 million contributions from the acquisitions of OPIS and CMA, respectively. Adjusted Revenues at the Dow Jones segment increased 6% compared to the prior year, primarily due to the growth in circulation and subscription revenues from continued digital subscription gains and growth in Risk & Compliance products, as well as higher digital advertising revenues. Digital revenues at Dow Jones in the quarter represented 79% of total revenues compared to 75% in the prior year.

Circulation and subscription revenues increased $65 million, or 19%, which includes the contributions from the acquisitions of OPIS and CMA. Circulation revenue grew 5%, reflecting the continued strong growth in digital-only subscriptions at The Wall Street Journal. Professional information business revenues grew 40%, primarily driven by the acquisitions of OPIS and CMA and growth in Risk & Compliance products, partially offset by negative foreign currency fluctuations. Revenues from the Risk & Compliance products grew 6%, which includes a 10% negative impact from foreign currency fluctuations. Digital circulation revenues accounted for 68% of circulation revenues for the quarter, compared to 66% in the prior year.

During the first quarter, total average subscriptions to Dow Jones’ consumer products reached over 4.9 million, an 8% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 13%. Total subscriptions to The Wall Street Journal grew 8% compared to the prior year, to nearly 3.8 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 13% to over 3.1 million average subscriptions in the quarter, and represented 84% of total Wall Street Journal subscriptions.

	For the three months ended September 30,
	2022	2021	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	3,157	2,803	13%
Total subscriptions	3,778	3,509	8%
Barron’s Group
Digital-only subscriptions	862	723	19%
Total subscriptions	1,040	935	11%
Total Consumer
Digital-only subscriptions	4,099	3,626	13%
Total subscriptions	4,922	4,572	8%

Advertising revenues increased $4 million, or 4%, primarily due to 11% growth in digital advertising revenues, driven by higher average yields, partially offset by a 6% decline in print advertising revenues. Digital advertising accounted for 65% of total advertising revenues in the quarter, compared to 61% in the prior year.

Segment EBITDA for the quarter increased $18 million, or 19%, primarily due to a $19 million combined contribution from the acquisitions of OPIS and CMA. Higher revenues were partially offset by higher costs related to the acquisitions and higher employee costs. Adjusted Segment EBITDA decreased 1%.

Book Publishing

Revenues in the quarter decreased $59 million, or 11%, compared to the prior year, primarily due to lower physical book sales due to Amazon’s reset of its inventory levels and rightsizing of its warehouse footprint which resulted in lower order volume and higher returns, despite consumer sales data remaining consistent with prior quarters. The decline also reflects a $22 million, or 4%, negative impact from foreign currency fluctuations. Key titles in the quarter included Portrait of an Unknown Woman by Daniel Silva, Live Wire: Long-Winded Short Stories by Kelly Ripa and Breaking History by Jared Kushner. Adjusted Revenues decreased 7%. Digital sales increased 1% compared to the prior year due to higher sales of downloadable audiobooks, partially offset by lower e-book sales. Digital sales represented 23% of Consumer revenues for the quarter compared to 21% in the prior year. Backlist sales represented approximately 65% of total revenues in the quarter.

Segment EBITDA for the quarter decreased $46 million, or 54%, compared to the prior year, driven by lower orders from Amazon, as discussed above, higher manufacturing and freight costs due to the impact from ongoing supply chain and inflationary pressures and a $3 million, or 3%, negative impact from foreign currency fluctuations, partially offset by lower costs due to lower sales volume and lower employee costs. The supply chain and inflationary pressures are expected to continue to impact the business in the near term but at a more moderate rate. Adjusted Segment EBITDA decreased 51%.

News Media

Revenues in the quarter decreased $23 million, or 4%, as compared to the prior year, driven by a $62 million, or 11%, negative impact from foreign currency fluctuations, partially offset by higher circulation and subscription revenues and higher advertising revenues in constant currency. Within the segment, revenues at News Corp Australia and News UK increased 1% and decreased 9%, respectively, as both were impacted by negative foreign currency fluctuations. The New York Post also saw higher revenues in the quarter. Adjusted Revenues for the segment increased 6% compared to the prior year.

Circulation and subscription revenues decreased $16 million, or 6%, compared to the prior year, primarily due to a $32 million, or 12%, negative impact from foreign currency fluctuations and lower print volume. The decline was partially offset by cover price increases, higher content licensing revenues and digital subscriber growth.

Advertising revenues decreased $10 million, or 4%, compared to the prior year, primarily due to a $22 million, or 9%, negative impact from foreign currency fluctuations, lower print advertising at News UK and lower revenues at Wireless Group, partly due to the absence of the Euro 2020, which occurred in the prior year period. The decline was partially offset by growth in digital advertising, primarily at News UK (mainly at The Sun), and the recovery of print advertising at News Corp Australia.

In the quarter, Segment EBITDA decreased $16 million, or 47%, compared to the prior year, reflecting lower revenues, as discussed above, and a $2 million, or 6%, negative impact from foreign currency fluctuations. The decline was also due to over $20 million of higher costs related to TalkTV and other digital investments, higher newsprint, production and distribution costs across the businesses and higher employee costs, partially offset by cost saving initiatives. The positive contributions from News Corp Australia and the New York Post were more than offset by the negative contributions from News UK and Wireless Group and negative foreign currency fluctuations. Adjusted Segment EBITDA decreased 44%.

Digital revenues represented 36% of News Media segment revenues in the quarter, compared to 33% in the prior year, and represented 33% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of September 30, 2022 were 1,012,000 (929,000 for news mastheads), compared to 897,000 (850,000 for news mastheads) in the prior year (Source: Internal data)

•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of September 30, 2022 were 468,000, compared to 380,000 in the prior year (Source: Internal data)
•New York Post’s digital network reached 151 million unique users in September 2022, compared to 151 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash (used in) provided by operating activities to free cash flow and free cash flow available to News Corporation:

	For the three months ended September 30,
	2022	2021
	(in millions)
Net cash (used in) provided by operating activities	$(31)	$68
Less: Capital expenditures	(104)	(101)
Free cash flow	(135)	(33)
Less: REA Group free cash flow	(37)	(35)
Plus: Cash dividends received from REA Group	50	43
Free cash flow available to News Corporation	$(122)	$(25)

Net cash used in operating activities of $31 million for the three months ended September 30, 2022 was $99 million lower than net cash provided by operating activities of $68 million in the prior year, primarily due to lower Total Segment EBITDA, as noted above, higher working capital and higher interest payments, partially offset by lower restructuring payments.

Free cash flow in the three months ended September 30, 2022 was $(135) million compared to $(33) million in the prior year. Free cash flow available to News Corporation in the three months ended September 30, 2022 was $(122) million compared to $(25) million in the prior year period. The decrease in both free cash flow and free cash flow available to News Corporation was primarily due to lower cash provided by operating activities, as mentioned above. Foxtel’s capital expenditures for the three months ended September 30, 2022 were $40 million compared to $48 million in the prior year.

Free cash flow and free cash flow available to News Corporation are non-GAAP financial measures. Free cash flow is defined as net cash provided by operating activities, less capital expenditures, and free cash flow available to News Corporation is defined as free cash flow, less REA Group free cash flow, plus cash dividends received from REA Group.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends. The Company believes free cash flow available to News Corporation, which adjusts free cash flow to exclude REA Group’s free cash flow and include dividends received from REA Group, provides management and investors with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of both free cash flow and free cash flow available to News Corporation is that they do not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow and free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the

Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

Exploration of Potential Combination with Fox Corporation (“Fox”)

In October 2022, the Company announced that its Board of Directors (the “Board”), following the receipt of letters from K. Rupert Murdoch and the Murdoch Family Trust, has formed a special committee of independent and disinterested members of the Board (the “Special Committee”) to begin exploring a potential combination with Fox (the “Potential Transaction”). The letters indicated that Mr. Murdoch and the Murdoch Family Trust will not vote in favor of a transaction unless it is both recommended by the Special Committee and approved by a majority vote of the shares held by non-affiliated stockholders entitled to vote. The Special Committee, in consultation with its independent financial and legal advisors, will evaluate the Potential Transaction. The Special Committee has not made any determination with respect to the Potential Transaction, and there can be no certainty that the Company will engage in the Potential Transaction. Neither the Company nor the Special Committee intends to disclose further developments regarding the Special Committee’s work until it deems such disclosure is appropriate or required.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, free cash flow and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EST on November 8, 2022. To listen to the call, please visit http://investors.newscorp.com.

Annual Meeting of Stockholders

News Corporation’s 2022 Annual Meeting of Stockholders will be held exclusively via live webcast on Tuesday, November 15, 2022, beginning at 10:00 a.m. EST. The webcast can be accessed at www.virtualshareholdermeeting.com/NWS2022. A replay will be available at the same location for a period of time following the meeting.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, the exploration of a potential combination with Fox Corporation and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim
212-416-4529
lkim@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended September 30,
	2022	2021
Revenues:
Circulation and subscription	$1,111	$1,077
Advertising	406	405
Consumer	467	524
Real estate	323	320
Other	171	176
Total Revenues	2,478	2,502
Operating expenses	(1,273)	(1,244)
Selling, general and administrative	(855)	(848)
Depreciation and amortization	(179)	(165)
Impairment and restructuring charges	(21)	(22)
Equity losses of affiliates	(4)	—
Interest expense, net	(27)	(22)
Other, net	(18)	137
Income before income tax expense	101	338
Income tax expense	(35)	(71)
Net income	66	267
Less: Net income attributable to noncontrolling interests	(26)	(71)
Net income attributable to News Corporation stockholders	$40	$196

Weighted average shares outstanding:
Basic	581	592
Diluted	583	594

Net income attributable to News Corporation stockholders per share, basic and diluted	$0.07	$0.33

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of September 30, 2022	As of June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,458	$1,822
Receivables, net	1,473	1,502
Inventory, net	373	311
Other current assets	450	458
Total current assets	3,754	4,093

Non-current assets:
Investments	470	488
Property, plant and equipment, net	1,971	2,103
Operating lease right-of-use assets	841	891
Intangible assets, net	2,563	2,671
Goodwill	5,041	5,169
Deferred income tax assets	390	422
Other non-current assets	1,357	1,384
Total assets	$16,387	$17,221

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$348	$411
Accrued expenses	1,101	1,236
Deferred revenue	592	604
Current borrowings	23	293
Other current liabilities	949	975
Total current liabilities	3,013	3,519

Non-current liabilities:
Borrowings	2,977	2,776
Retirement benefit obligations	152	155
Deferred income tax liabilities	167	198
Operating lease liabilities	888	947
Other non-current liabilities	462	483
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,584	11,779
Accumulated deficit	(2,253)	(2,293)
Accumulated other comprehensive loss	(1,465)	(1,270)
Total News Corporation stockholders' equity	7,872	8,222
Noncontrolling interests	856	921
Total equity	8,728	9,143
Total liabilities and equity	$16,387	$17,221

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the three months ended September 30,
	2022	2021
Operating activities:
Net income	$66	$267
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	179	165
Operating lease expense	30	32
Equity losses of affiliates	4	—
Cash distributions received from affiliates	1	4
Other, net	18	(137)
Deferred income taxes and taxes payable	(4)	27
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(96)	9
Inventories, net	(61)	(59)
Accounts payable and other liabilities	(168)	(240)
Net cash (used in) provided by operating activities	(31)	68
Investing activities:
Capital expenditures	(104)	(101)
Acquisitions, net of cash acquired	(3)	—
Investments in equity affiliates and other	(8)	(16)
Proceeds from property, plant and equipment and other asset dispositions	4	(2)
Other, net	(19)	24
Net cash used in investing activities	(130)	(95)
Financing activities:
Borrowings	328	378
Repayment of borrowings	(337)	(383)
Repurchase of shares	(127)	—
Dividends paid	(31)	(27)
Other, net	18	(53)
Net cash used in financing activities	(149)	(85)
Net change in cash and cash equivalents	(310)	(112)
Cash and cash equivalents, beginning of period	1,822	2,236
Exchange movement on opening cash balance	(54)	(24)
Cash and cash equivalents, end of period	$1,458	$2,100

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following table reconciles net income to Total Segment EBITDA for the three months ended September 30, 2022 and 2021:

	For the three months ended September 30,
	2022	2021	Change	% Change
	(in millions)
Net income	$66	$267	$(201)	(75)%
Add:
Income tax expense	35	71	(36)	(51)%
Other, net	18	(137)	155	**
Interest expense, net	27	22	5	23%
Equity losses of affiliates	4	—	4	**
Impairment and restructuring charges	21	22	(1)	(5)%
Depreciation and amortization	179	165	14	8%
Total Segment EBITDA	$350	$410	$(60)	(15)%
** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months ended September 30, 2022 and 2021:

	Revenues			Total Segment EBITDA
	For the three months ended September 30,			For the three months ended September 30,
	2022	2021	Difference	2022	2021	Difference
	(in millions)			(in millions)
As reported	$2,478	$2,502	$(24)	$350	$410	$(60)
Impact of acquisitions	(62)	—	(62)	(18)	—	(18)
Impact of divestitures	—	(1)	1	—	2	(2)
Impact of foreign currency fluctuations	153	—	153	23	—	23
Net impact of U.K. Newspaper Matters	—	—	—	6	2	4
As adjusted	$2,569	$2,501	$68	$361	$414	$(53)

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three months ended September 30, 2022 and 2021 are as follows:

Fiscal Year 2023
Q1
U.S. Dollar per Australian Dollar	$0.68
U.S. Dollar per British Pound Sterling	$1.17

Fiscal Year 2022
Q1
U.S. Dollar per Australian Dollar	$0.74
U.S. Dollar per British Pound Sterling	$1.38

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2022 and 2021 are as follows:

	For the three months ended September 30,
	2022	2021	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$437	$425	3%
Subscription Video Services	542	510	6%
Dow Jones	472	444	6%
Book Publishing	508	546	(7)%
News Media	610	576	6%
Other	—	—	—%
Adjusted Total Revenues	$2,569	$2,501	3%

Adjusted Segment EBITDA:
Digital Real Estate Services	$130	$140	(7)%
Subscription Video Services	120	114	5%
Dow Jones	94	95	(1)%
Book Publishing	42	85	(51)%
News Media	19	34	(44)%
Other	(44)	(54)	19%
Adjusted Total Segment EBITDA	$361	$414	(13)%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2022 and 2021:

	For the three months ended September 30, 2022
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$421	$(4)	$—	$20	$—	$437
Subscription Video Services	502	—	—	40	—	542
Dow Jones	515	(52)	—	9	—	472
Book Publishing	487	(1)	—	22	—	508
News Media	553	(5)	—	62	—	610
Other	—	—	—	—	—	—
Total Revenues	$2,478	$(62)	$—	$153	$—	$2,569

Segment EBITDA:
Digital Real Estate Services	$119	$2	$—	$9	$—	$130
Subscription Video Services	111	—	—	9	—	120
Dow Jones	113	(19)	—	—	—	94
Book Publishing	39	—	—	3	—	42
News Media	18	(1)	—	2	—	19
Other	(50)	—	—	—	6	(44)
Total Segment EBITDA	$350	$(18)	$—	$23	$6	$361

	For the three months ended September 30, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$426	$—	$(1)	$—	$—	$425
Subscription Video Services	510	—	—	—	—	510
Dow Jones	444	—	—	—	—	444
Book Publishing	546	—	—	—	—	546
News Media	576	—	—	—	—	576
Other	—	—	—	—	—	—
Total Revenues	$2,502	$—	$(1)	$—	$—	$2,501

Segment EBITDA:
Digital Real Estate Services	$138	$—	$2	$—	$—	$140
Subscription Video Services	114	—	—	—	—	114
Dow Jones	95	—	—	—	—	95
Book Publishing	85	—	—	—	—	85
News Media	34	—	—	—	—	34
Other	(56)	—	—	—	2	(54)
Total Segment EBITDA	$410	$—	$2	$—	$2	$414

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported net income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three months ended September 30, 2022 and 2021:

	For the three months ended September 30, 2022		For the three months ended September 30, 2021
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$66		$267
Less: Net income attributable to noncontrolling interests	(26)		(71)
Net income attributable to News Corporation stockholders	$40	$0.07	$196	$0.33
U.K. Newspaper Matters	6	0.01	2	—
Impairment and restructuring charges	21	0.04	22	0.04
Other, net	18	0.03	(137)	(0.23)
Tax impact on items above	(15)	(0.03)	12	0.02
Impact of noncontrolling interest on items above	(1)	—	43	0.07
As adjusted	$69	$0.12	$138	$0.23

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three months ended September 30, 2022:

	Q1 Fiscal 2022	Q1 Fiscal 2023	FX impact	Q1 Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$1,077	$1,111	$(75)	$1,186	3%	10%
Advertising	405	406	(28)	434	—%	7%
Consumer	524	467	(22)	489	(11)%	(7)%
Real estate	320	323	(14)	337	1%	5%
Other	176	171	(14)	185	(3)%	5%
Total revenues	$2,502	$2,478	$(153)	$2,631	(1)%	5%

Digital Real Estate Services:
Circulation and subscription	$3	$3	$—	$3	—%	—%
Advertising	33	35	(1)	$36	6%	9%
Real estate	320	323	(14)	$337	1%	5%
Other	70	60	(5)	$65	(14)%	(7)%
Total Digital Real Estate Services segment revenues	$426	$421	$(20)	$441	(1)%	4%

REA Group revenues	$246	$252	$(20)	$272	2%	11%

Subscription Video Services:
Circulation and subscription	$440	$425	$(34)	$459	(3)%	4%
Advertising	59	64	(5)	$69	8%	17%
Other	11	13	(1)	$14	18%	27%
Total Subscription Video Services segment revenues	$510	$502	$(40)	$542	(2)%	6%

	Q1 Fiscal 2022	Q1 Fiscal 2023	FX impact	Q1 Fiscal 2023 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Dow Jones:
Circulation and subscription	$349	$414	$(9)	$423	19%	21%
Advertising	90	94	—	$94	4%	4%
Other	5	7	—	$7	40%	40%
Total Dow Jones segment revenues	$444	$515	$(9)	$524	16%	18%

Book Publishing:
Consumer	524	467	(22)	$489	(11)%	(7)%
Other	22	20	—	$20	(9)%	(9)%
Total Book Publishing segment revenues	$546	$487	$(22)	$509	(11)%	(7)%

News Media:
Circulation and subscription	$285	$269	$(32)	$301	(6)%	6%
Advertising	223	213	(22)	$235	(4)%	5%
Other	68	71	(8)	$79	4%	16%
Total News Media segment revenues	$576	$553	$(62)	$615	(4)%	7%

News UK
Circulation and subscription	$145	$134	$(23)	$157	(8)%	8%
Advertising	68	61	(9)	$70	(10)%	3%
Other	31	26	(5)	$31	(16)%	—%
Total News UK revenues	$244	$221	$(37)	$258	(9)%	6%

News Australia
Circulation and subscription	$118	$112	$(9)	$121	(5)%	3%
Advertising	101	104	(8)	$112	3%	11%
Other	34	39	(3)	$42	15%	24%
Total News Australia revenues	$253	$255	$(20)	$275	1%	9%